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                                                                   EXHIBIT 10(e)























                      EMPLOYMENT AGREEMENT WITH ROSE SMITH

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                              EMPLOYMENT AGREEMENT

THIS AGREEMENT, effective as of June 30, 1997 ("Agreement"), is made by and between INNOVA/PURE WATER, INC., a Florida corporation (the "Corporation"), and ROSE C. SMITH ("the Executive").

                                  WITNESSETH:

         WHEREAS, the Corporation, desires to employ Rose C. Smith in accordance with the terms and conditions of this Agreement and to ensure the availability of her services to the Corporation; WHEREAS, Rose C. Smith desires to accept such employment and render her services in accordance with the terms and conditions contained in this Agreement;

         WHEREAS, Rose C. Smith, (hereafter "Rose" or "Executive") and the Corporation desire to enter into this agreement, which will fully recognize the contributions of Rose and assure competent management of the Corporation's affairs.

         NOW, THEREFORE, in consideration of the promises and the mutual covenants set forth in this agreement, and intending to be legally bound, the Corporation and Rose agree as follows:

         1.       Term of Employment

                  (a) Offer/Acceptance/Effective Date. The Corporation hereby offers employment to the Executive and the Executive hereby accepts employment subject to the terms and conditions set forth under this agreement.

                  (b) Term. The term (the "Term") of this agreement shall commence on June 30, 1997 and shall continue to serve in that position, with duties and responsibilities that are customary for such executives for a period of five (5) years.

         2.       Duties.

                  (a) General Duties. The Executive shall serve as President and Chief Executive Officer of the Corporation and shall continue to serve in that position, with duties and responsibilities that are customary for such executives.

                  (b) Best Efforts. The Executive convents to use her best efforts to perform her duties and discharge her responsibilities pursuant to this Agreement in a competent, careful and faithful manner.

                  (c) Devotion of Time. The Executive will devote substantially all of her time, attention and energies during normal business hours (exclusive of periods of sickness and disability and of such normal holiday and vacation periods as have been established by the Corporation) to the Corporation's affairs.


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         3.       Compensation and Expenses.

                  (a) Compensation. Compensation to Rose C. Smith will be in a combination of salary and commission payments as follows: $150,000 per year minimum salary, plus 2% of Net Sales, adjusted by the annual gross margin achieved.

                           The commission payment is based upon a minimum annualized 32% gross margin to the corporation. Should the margin fall below 32%, the commission rate of 2% of Net Sales will be reduced by one-tenth of one percent (0.1%) for each one percentage point (1) under 32%. (Example at 31% annualized gross margin the 2% commission would be reduced to 1.9%.)

                           However, should the gross margin exceed 44%, and additional one-tenth of one percent (0.1%) will be added to the 2% commission for each one percentage point (1%) over a 44% annualized gross margin on all sales over the first $ three million ($3,000,000).

                           The Executive may elect to take the commissions earned quarterly, or to accrue as desired, including to a December 31st or January 1st date. Annual payment adjustments under the terms of this agreement will be made as of June 30th, each year.

                           Commissions may also be deferred, as may be directed by the executive, for a period up to five years. If compensation is deferred for more than one year, at the choice of the executive, interest would be earned and accrue each year at prime rate.

                  (b) Expenses. In addition to any compensation received pursuant to Section 3(a), the Corporation will reimburse the Executive for all reasonable, ordinary and necessary travel, educational, seminar, trade shows, entertainment and miscellaneous expenses incurred in connection with the performance of her duties under this Agreement, provided that the Executive properly accounts for such expenses to the Corporation in accordance with the Corporation's practices. In addition, a corporate telephone will be installed in New York, and cellular service arranged to permit ready access between parties.

         4.       Benefits.

                  (a) Vacation. For each fiscal year during the Term during which the Executive is employed, the Executive shall be entitled to vacation (which shall accrue and vest, except as may be hereafter provided to the contrary, on each June 30th thereof) in the amount of thirty (30) work days.

                           The Executive shall take her vacation at such times as the Executive may select and the affairs of the Corporation may permit.

                  (b) Employee Benefit Programs. In addition to the compensation to which the Executive is entitled pursuant to the provisions of Section 3 hereof, during the Term, the Executive will be entitled to participate in any stock option plan, stock purchase plan, pension or retirement plan, insurance or other employee benefit plan that is maintained at that time by the Corporation for its





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                  employees, Including programs of life, disability, basic
                  medical and dental, supplemental medical and dental insurance should such policies be offered to the staff.

                  Notwithstanding the foregoing, the Corporation shall provide the following benefits:

                  (i) Health insurance to the Executive and Executive's immediate family, if such insurance is not otherwise available.

                   (ii) Split dollar life insurance policy in the amount of $500,000 payable to the Executive's beneficiary or beneficiaries ("Life Insurance Policy"). The Corporation shall make the premium payments on the Life Insurance Policy through five (5) years after the termination of the employment of the Executive. At the termination of the company's responsibility for payment of the premium, the employee may assume the policy and responsibility for the continuing payment of the policy premium.

                  Notwithstanding any provision of this Agreement to the contrary, the Corporation shall not be obligated to provide the Executive with any of the foregoing benefits contained in this Section 4 (b) if the Executive, for whatever reason, is or becomes uninsurable with respect to coverage relating to any such benefit(s).

         5.        Termination

         (a) Termination for Cause. The Corporation may terminate the Executive's employment pursuant to this Agreement at any time for cause upon written notice. Such termination will become effective upon the giving of such notice. Upon any such termination for cause, the Executive shall have no right to compensation, or reimbursement under Section 3 or to participate in any employee benefit programs or other benefits to which she may be entitled under Section 4 for any period subsequent to the effective date of termination. For purposes of this Agreement, the term "cause" shall mean:

                   (i)  the Executive's conviction for a felony charge;

                  (ii) the Executive's misappropriation of assets or otherwise defrauding the Corporation or any of its subsidiaries or affiliates;

                  (iii) material breach by the Executive of any provision of this Agreement.

         (b) Death or Disability. This agreement and the Corporation's obligations hereunder will terminate upon the death or disability of the Executive. For purposes of this Section 5(b), "disability" shall mean that for a period of six (6) months in any twelve month period the Executive is incapable of substantially fulfilling the duties set forth in this agreement because of physical, mental or emotional incapacity resulting from injury, sickness or disease as determined by an independent physician mutually acceptable to the Corporation and the Executive. Upon any such termination upon death or disability, the Corporation will pay the Executive or her legal representative, as the case

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                           may be, her commission (which may include any
                           accrued, but unused vacation time) at such time pursuant to Section 3(a) through the date of such termination of employment (or, if terminated as a result of a disability, until the date upon which the disability policy maintained pursuant to Section 4(b)(ii) begins payment of benefits) plus any other compensation that may be due and unpaid.

                  (c) Voluntary Termination by Executive. Prior to the termination of this Agreement, the Executive may, on sixty (60) days prior written notice to the Corporation, at any time terminate her employment. Upon any such termination, the Corporation shall pay the Executive the greater of either commissions accrued through such date pursuant to Section 3(a) (which shall include any vested and accrued, but unused vacation time) or the expended (days worked) percentage of her salary.

                  (d) Lump Sum Payment. Upon Termination Without Cause. The Corporation may terminate Executive's employment pursuant to this agreement, without cause upon thirty
                           (30) days written notice to Executive. Upon any such termination, the Corporation shall Executive a lump sum payment equal to the Executive's compensation set for in Section 3 of this Agreement for the remainder of the Term of Executive's employment as set forth in
                           Section 1(b) of this Agreement, in addition to any other compensation that may be due and unpaid. Under no circumstance shall such payment be less than $250,000.

                           For the purpose of calculation, if involuntarily terminated either the multiple of the annual salary plus 2% of Net Sales, the total of which will not be less than $250,000.

                  (a) Disability insurance will be provided for the executive in the amount of $50,000 per year, which shall remain in place for the length of incapacitation, commencing six months following the onset of the disability. A recognized disability would be one supported by medical reports which would show Rose to be unable to fulfill her duties as Corporate President as a result of illness or accident. During the first six months, normal compensation shall be paid per this agreement.

         6.       Restrictive Covenants.

                  (a) Competition with the Corporation. The Executive covenants and agrees that, during the Term of this Agreement, and for a period of five (5) years after the termination of this Agreement unless terminated without cause, the Executive will not, without the prior written consent of the Corporation, directly or indirectly (whether as a sole proprietor, partner, stockholder, director, officer, employee or in any other capacity as principal or agent), compete with the Corporation. Not withstanding this restriction, Executive shall be entitled to Invest in stock of other competing public companies so long as her ownership is less than 5% of such company's outstanding shares.

                  (b) Disclosure of Confidential Information. The Executive acknowledges that during her employment, she will gain and have access to confidential information regarding the Corporation and its Alliance partners. All records, files, materials and confidential information (the "Trade Secrets") obtained by



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                           the Executive in the course of her employment with
                           the Corporation shall be hereby deemed confidential and proprietary and shall remain the exclusive property of the Corporation. The Executive will not, except in connection with and as required by her performance of her duties under this agreement, for any reason use for her own benefit or the benefit of any person or entity for any reason or purpose whatsoever without the prior written consent of the Board of Directors of the Corporation, unless such information previously shall have become public knowledge through no action by or omission of the Executive.

                  (c) Subversion, Disruption or Interference. At no time during the term hereof and for a period of five (5) years beyond the termination of this agreement, shall Executive, directly or indirectly, interfere, induce, influence, combine or conspire with, or attempt to induce or influence, combine or conspire with, any of the employees or sponsors of, or consultants to, the Corporation to terminate their relationship with or compete or ally against the Corporation or any of its subsidiaries or affiliates of the Corporation in the business in which the Corporation or any one of its subsidiaries or affiliates is presently engaged or in which the Corporation or any one of its subsidiaries or affiliates desires to engage in the future.

                  (d) Enforcement of Restrictions. The parties hereby agree that any violation by Executive of the covenants contained in Section 6 will cause irreparable damage to the Corporation or any of its subsidiaries and affiliates and may, as a matter of course, be restrained by process issued out of a court of competent jurisdiction, in addition to any other remedies provided by law.

         7.       Chance of Control.

                  (a) For the purposes of this Agreement, a "Change of Control" shall mean:

                           (i) The acquisition by an individual, entity, or group (within the meaning of Section 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934, as amended ("Exchange Act") (a "Person") of beneficial ownership (within the meaning of Rule 1 3(d)(3) promulgated under the Exchange Act) of fifty percent (50%) or more of either (i) the then outstanding shares of common stock of the Corporation, or (ii) the combined voting power of the then outstanding voting securities of the Corporation entitled to vote generally in the election of directors, which acquisition is effected without the consent of at least a majority in interest of the shareholders so the Corporation as of the date hereof.

                           (ii) Any capitalization of the Corporation, which carries with it a prerequisite that Executive's responsibilities and authority shall be substantially diminished, limited or obviated. (b)The Corporation and Executive hereby agree that, if Executive is in the employ of the Corporation on the date on which a Change of Control occurs (the "Change of Control Date"), the Corporation shall continue to employ the Executive and the Executive will remain in the employ of the Corporation for the period commencing on the Change of Control Date and ending on the expiration of the Term, to exercise such authority and perform such executive



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                           duties as are commensurate with the authority being
                           exercised and duties being performed by the Executive immediately prior to the Change of Control Date. If after a Change Control, the Executive is requested, and, in her sole and absolute discretion, consents to change her principal business location, the Corporation will reimburse the Executive for her relocation expenses, including without limitation, moving expenses, temporary living and travel expenses for a time while arranging to move her residence to the changed location, closing costs, if any, associated with the sale of her existing residence and the purchase of a replacement residence at the changed location, plus an additional amount represented a gross up of any state or federal taxes payable by Executive as a result of any such reimbursements. If the Executive shall not consent to change her business location, the Executive may continue to provide the services required of her hereunder in Clearwater, Florida to New York, New York and the Corporation shall continue to maintain an office for the Executive at that location commensurate with the Corporation's office prior to the Change of Control Date.

                  (c) During the remaining Term after the Change of Control, the Corporation will (i) continue to honor the terms of this agreement, including as to commissions and other compensation set forth in
                           Section 3 hereof, and (ii) continue employee benefits as set forth in Section 4 hereof at levels in effect on the Change of Control Date (but subject to such reductions as may be required to maintain such plans in compliance with applicable federal law regulating employee benefits).

                  (d) If during the remaining Term on or after the Change of Control Date (i) the Executive's employment is terminated by the Corporation, or (ii) there shall have occurred a material reduction in Executive's compensation or employment related benefits, or a material change in Executive's status, working conditions or management responsibilities, or a material change in the business objectives or policies of the Corporation and the Executive voluntarily terminates employment within sixty (60) days of any such occurrence, or the last in a series of occurrences, then the Executive shall be entitled to receive, subject to the provisions of subparagraphs (e) and (I) below, a lump sum payment equal to 200% of Executive's current minimum annual compensation (the "Lump Sum Payment") in addition to any other compensation that may be due and owing to the Executive under Section 3 hereof. The Lump Sum payment shall be in addition to any stock options that the Executive may have the right to exercise.

                  (e) The amounts payable to the Executive under any other compensation agreement maintained by the Corporation which became payable, after payment of the lump sum provided for in paragraph (d), upon or as a result of the exercise by Executive of rights which are contingent on a Change of Control (and would be considered a "parachute payment" under Internal Revenue Code 280G and regulations thereunder), shall be reduced to the extent necessary so that such amounts when added to such lump sum, do not exceed 200% of the Executive's Salary (as computed in accordance with provisions of the Internal Revenue Code of 1986), as amended and any regulations promulgated thereunder) for determining whether the Executive has received an excess parachute payment. Any such excess amount shall be deferred and paid in the next tax year.



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                  (f)      The Corporation will allow the Executive to
                           participate in all meetings and negotiations related thereto.

                  Section 7 shall survive termination/expiration of this Agreement.










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         8.       Assignability, The rights and obligations of the Corporation under this agreement shall inure to the benefit and be binding upon the successors and assigns of the Corporation, provided that such successor or assign shall acquire all or substantially all of the assets and business of the Corporation. The Executive's rights and obligations hereunder may not be assigned or alienated and any attempt to do so by the Executive will be void and constitute a material breach hereunder.

         9. Severability. If any provision of this agreement is otherwise deemed to be invalid or unenforceable or is prohibited by the laws of the state or jurisdiction where it is to be performed, this agreement shall be considered divisible as to such provision and such provision shall be inoperative in such state or jurisdiction and shall not be part of the consideration moving from either of the parties to the other. The remaining provisions of this agreement shall be valid and binding and/or like effect as though such provision were not included.

         10. Notice. Notices given pursuant to the provisions of this agreement shall be sent by certified mail, postage prepaid, or by overnight courier, or telecopier to the following addresses:

                  To Company:       Chairman
                                    Innova/Pure Water, Inc.
                                    13160 56th Court Street, Suite 510
                                    Clearwater, Florida 34620

                  With Copy to:     Michael Cronin
                                    Johnson Blakely, et.al.
                                    Fax 813-441 6617

                  To Executive: Rose C. Smith

                                -------------------------------------
                                -------------------------------------

                  With Copy to:
                                -------------------------------------
                                -------------------------------------
                                -------------------------------------







         Either party may, from time to time, designate any other address to which any such notice to it or him shall be sent. Any such notice shall be deemed to have been delivered upon the earlier of actual receipt or four days after deposit in the mail, if by certified mail.

         11.      Miscellaneous.

                  (a) Governing Law. The waiver shall be governed by and construed and enforced in accordance with the internal, substantive laws of the State of Florida without giving effect to the conflict of law rules thereof.

                  (b) Waiver/Amendment. The waiver by any party of this agreement of a breach of any provision hereof by any other party shall not be construed as a waiver of any subsequent breach by any parry No provision of this agreement may




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                           be terminated, amended, supplemented, waived or
                           modified other than by an instrument in writing signed by the party against whom the enforcement of the termination, amendment, supplement, waiver or modification is sought.

                  (c) Attorney's Fees. In the event any such action is commenced, the prevailing party shall be entitled to a reasonable attorney fee, costs and expenses.

                  (d) Entire Agreement. This agreement represents the entire agreement between the parties.

                  (e) Counterparts. This Agreement may be executed in counterparts, all of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Corporation and the Executive have executed this Agreement as of the day and year first above written.

WlTNESSES:



/s/ Elliot J. Smith
    ------------------------------           EXECUTIVE: /s/ Rose C. Smith
Print Name:                                            ------------------------
           -----------------------           Rose C. Smith  Dec 3 1997

    ------------------------------
Print Name:
           -----------------------




WlTNESSES:                                   CORPORATION:

Print Name:                                  INNOVA PURE WATER, INC.
           -----------------------           a Florida Corporation

    ------------------------------           By: /s/ John J. Tohren, Jr.
Print Name:                                     -------------------------------
           -----------------------
                                             Title: Chairman
                                                    ---------------------------
                                    [STATE OF
                                     FLORIDA
                                      SEAL]
                                             /s/ Maureen P. Jamison
                                             ----------------------------------
                                             MAUREEN P. JAMISON         12/5/97
                                             My Comm Exp. 9/18/99
                                             Bonded By Service In
                                               No. CC496491

                                             [x] Personally Known   Other I. D.

                                                 Original

:smt
EmplAgr.RS